Exhibit 10.1

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

January 22, 2026

Mr. Gary Hill

Re:	Offer of Employment

Dear Gary:

On behalf of the Board of Directors of Team, Inc. (“Team” or the “Company”), I am pleased to extend you an offer to join as Chief Executive Officer of the Company. The purpose of this letter is to confirm the specific details of Team’s employment offer to you.

Start Date: Your start date is February 1, 2026, or a mutually agreeable date to be determined (the “Effective Date”).

Position: You will be appointed as Chief Executive Officer of the Company, effective as of the Effective Date, reporting to the Board of Directors.

Duties: You will have duties and responsibilities commensurate with the position of Chief Executive Officer of the Company. You will devote substantially all of your business time to performing your duties and responsibilities with the Company.

Location; Relocation Expenses: Your work location will be at our Sugar Land, Texas corporate headquarters office but recognizing that the Company permits some hybrid remote work schedules and that you may commute to the corporate headquarters location until your relocation to the Houston area contemplated in mid-2027. The Company will reimburse (or pay directly) the following relocation and temporary housing costs: (i) up to $100,000 for the costs of a professional mover (packing, moving, shipping and temporary storage of household goods), closing costs associated with the sale of your current home and purchase of a new home in the greater Houston area, travel/lodging costs associated with house hunting in the greater Houston area and ultimate relocation to the Houston area; and (ii) up to $3,000 per month for temporary housing in the greater Houston area for up to 18 months.

Salary: You will have a base salary (“Base Salary”) of $750,000 per annum, payable bi-weekly.

Annual Bonus: During each year of your employment with the Company, you will have an annual cash bonus opportunity under the Company’s Annual Cash Incentive Plan (the “Annual Bonus”) at a bonus target of 100% of your Base Salary. Your actual Annual Bonus payment each year will be anywhere from 0%-200% of your bonus target amount as determined based on the level of achievement of the performance goals established by the Compensation Committee of the Board (the “Compensation Committee”). Your Annual Bonus for 2026 will be calculated on the full year commencing January 1, 2026 without any proration.

Annual Equity Grant: You will be eligible to receive annual equity grants subject to the Comp Committee determining to make such awards to the senior management team of the Company and with the structure and value of your annual equity incentive opportunity to be determined by the Comp Committee in its sole discretion.

Sign-on and 2026 Equity Grant: The Company will grant the below awards to you as a sign-on equity grant and for the 2026 annual equity grant.

RSUs. Within 15 days of the Effective Date, restricted stock units (“RSUs”) with the number of units determined by dividing $562,500 by the average closing stock price for the 30-day period ending on the Effective Date and with the RSUs vesting ratably over a 3-year period on the 1st, 2nd and 3rd anniversaries of the Effective Date, subject to the Executive’s continued full-time employment with the Company at the time of vesting, However , for the initial share calculation the price per share will not be less than $14.00.

PSUs. The Comp Committee is evaluating the structure of performance stock units (“PSUs”) and overall equity incentive opportunities for its senior management team, including for your position. Following the determination of the structure and performance targets for the PSUs to be granted to senior management in 2026 by the Comp Committee in its sole discretion, the Company will grant $1,312,500 PSUs to you no later than May 30, 2026 with a performance period commencing January 1, 2026. The number of PSUs to be granted to you will be determined by dividing by the average closing stock price for the 30-day period ending on the day prior to the date such PSUs are granted.

Participation in the Continuation Policy: Your position is hereby designated for participation in the Team, Inc. Corporate Executive Officer Compensation and Benefits Continuation Policy (as amended, February 9, 2022) (the “Continuation Policy”) but with the understanding that the Company intends to amend the Continuation Policy to provide you with (i) 18 months salary if terminated without cause, and (ii) 2 years of salary and 2 years of bonus (with bonus calculated at higher of most recent annual bonus or 2-year average) if terminated within 12 months following a Change in Control (as defined therein). Further, the supplemental compensation payment related to the annual bonus under the Continuation Policy will be calculated based on your target bonus amount in the event that an annual bonus has not been paid to you yet.

Paid Time Off: You will be eligible for paid time off in accordance with the Company’s Flexible Time Off Program, as in effect from time to time.

Indemnification: The Company will enter into an indemnification agreement with you, pursuant to which you will be entitled to indemnification to the same extent as other senior executives of the Company.

Employee Benefits: During your employment with the Company, you will be eligible for employee benefits on the terms generally provided by the Company to its senior executives from time to time.

Miscellaneous: As with all of our employees, you will be subject to our applicable employment and other policies as outlined in our employment handbook and elsewhere. Your employment will be at-will, meaning that you or Team may terminate the employment relationship at any time, with or without cause, and with or without notice.

This offer is contingent upon satisfactory completion of our standard pre-hire requirements, such as satisfactory completion of a pre-employment Drug & Alcohol Test and Background Check and our online enrollment process. These items should be completed prior to your start date. Additionally, you will be required to sign our Proprietary Information, Inventions, and Non-Solicitation Agreement with Non-Compete, known as the PIINS agreement in connection with your equity grant.

We look forward to you joining and contributing to the success of Team.

Sincerely,

/s/ Ted Stenger

Ted Stenger

Board Member, Chair of the Audit Committee and Member of the Compensation

Committee

AGREED AND ACKNOWLEDGED:

Signature:	/s/ Gary Hill
Printed Name:	Gary Hill
Date Signed:	January 22, 2026

3